Exhibit 10(18)

AMERADA HESS CORPORATION
1185 Avenue of the Americas
New York, New York 10036

May 17, 2001

JOHN B. HESS
Chairman of the Board
(212) 536-8514
FAX: (212) 536-8494

Mr. John Rielly
17 Sherbrook Drive
Berkeley Heights, New Jersey 07922-2345

Dear Mr. Rielly:

This letter will confirm our understanding concerning your participation in the Amerada Hess Corporation Pension Restoration Plan (the “PRP”) and the deferred compensation you will receive in connection with your employment by Amerada Hess Corporation (the “Corporation”) as Vice President and Controller on April 2, 2001.

The Compensation Committee of the Corporation’s Board of Directors has determined that you will receive Prior Service (as defined in Section 4.1 of the PRP) for 16 1/2 years of related experience with Ernst & Young LLP (“E&Y”) acquired prior to the date of your employment by the Corporation for the purpose of determining PRP benefits, provided, however, that the service requirements for vesting and early retirement under the PRP shall be based on actual service with the Corporation.

In general, PRP benefits are calculated as a life annuity based on the formula of the Corporation’s Employees’ Pension Plan (the “Pension Plan”) as though your Prior Service counted under that plan, and there were no legal limits on qualified plan benefits or annual compensation. The resulting amount is reduced as necessary to account for any payment before age 65 or in any form other than a life annuity based on the actuarial factors used to determine Pension Plan benefits. Then the amount is reduced by subtracting any benefits payable from the Pension Plan. Finally, the PRP amount is reduced by:

“. . . the monthly benefit actually payable to or on behalf of the Member under the qualified and nonqualified pension plans of any prior employers derived from periods of employment with such employers for which credit for Prior Service was granted, or such amounts as would be payable from investments made with the proceeds of lump sum payments received by the Member from such other plans in a manner determined by the Committee at the time credit for such Prior Service is granted . . . .”

You have advised us that the only pension you are entitled to receive as a result of your employment with E&Y is a monthly benefit from the general employee plan, which is

Mr. John Rielly	May 17, 2001

payable when you eventually retire. The life annuity equivalent of this E&Y pension will be coordinated with the PRP benefit at the time of your retirement as described above.

      Nothing contained in the Pension Plan, PRP or this letter shall be construed as a contract of employment or as changing the normal terms of the employment relationship.

      To qualify for the deferred compensation payments described above, you must sign and return the enclosed copy of this letter by July 13, 2001. If you do not sign and return the letter by then, the deferred compensation payments will not be made available to you in the future.

      The deferred compensation plan described above is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. You would have the status of a general unsecured creditor of the Corporation with respect to plan payments. The plan constitutes a mere promise to make benefit payments in the future. Your rights with respect to any such payments would not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or the creditors of your beneficiaries.

      Please indicate your acceptance of and agreement to the foregoing by signing the enclosed copy of this letter in the space provided below and returning it to me.

Yours truly,

AMERADA HESS CORPORATION

/s/ JOHN B. HESS
By: John B. Hess

Accepted and Agreed to by:

/s/ JOHN P. RIELLY

John Rielly

May 17, 2001

Date